Exhibit (p14)

GREEN COURT CAPITAL MANAGEMENT

CODE OF ETHICS

April 2017

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CODE OF ETHICS

This Code of Ethics (the "Code") is adopted by Green Court Capital Management (“GCCM”) pursuant to Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”).

All Access Persons are required to comply with the Code.

Any questions relating to this document should be brought to the attention of Green Court Capital Management Compliance.

On an annual basis you will be required to certify in writing your understanding of, and adherence to, this Code and your intention to comply with its requirements (including any amendments).

The Code has also been adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940. In addition to the provisions contained in the Code, the following shall apply to the GCCM, the registered Funds managed by the GCCM and their Access Persons:

(i)  Annual Report to the Board:

No less frequently than annually and concurrently with reports to the Board of Directors/Trustees of the Company/Trust (the “Board”), the Chief Compliance Officer of GCCM shall furnish a written report that: (1) describes any issues arising under this Code or procedures concerning personal investing since the last such report, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations; (2) certifies that procedures are reasonably designed to prevent Access Persons from violating the Code which includes any conduct by Rule 17j-1(b); and (3) identifies any recommended changes in the existing restrictions or procedures based upon the Fund’s experience under this Code, evolving industry practices, or developments in laws and regulations.

(ii)  Material Changes of Code

The Adviser will provide a written report to the Board of a Fund describing any material changes to its Code.

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Statement of General Principles

The Code is designed to ensure, among other things, that Access Persons put Client interests first and conduct their activities in a manner consistent with all applicable laws and regulations, including but not limited to the Hong Kong Securities and Futures Ordinance (“SFO”), as well as U.S. Federal Securities Laws. The following principles shall govern the personal investment activities of all Access Persons subject to this Code:

•	You must at all times place the interests of Clients ahead of your personal interests - Client trades have priority over personal securities trades.

•	Personal investment activities must be conducted in accordance with this Code and in such a manner as to avoid any actual, perceived or potential conflict of interest or abuse of your position of trust and responsibility.

•	You should not take advantage of your position to benefit yourself at the expense of any Client.

•	In personal securities investing, you should follow a philosophy of investment rather than trading.

•	You must comply with all applicable laws and regulations. Specifically, the Hong Kong SFO, as well as, for Access Persons who are involved in rendering services to U.S. Clients, these include, but are not limited to, U.S. Federal Securities Laws.

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A. Definitions

The following words have the following meanings in this Code:

“Access Person” means:

a)	Any employee, officer or director of Green Court Capital Management or any Green Court Capital Management funds managed (or any company controlled by them) and their Immediate Family Members; and

b)	Any temporary employee, consultant, contractor, intern or other person who will be on Green Court Capital Management’s premises for a period of ninety (90) days or more.

“Advisory Person” means an Access Person who, in connection with his or her regular functions or duties, makes, or participates in making, recommendations regarding the purchase or sale of Covered Securities by a Related Client. The determination as to whether an individual is an Advisory Person shall be made by the Green Court Capital Management Compliance, taking into consideration the following roles and responsibilities: Portfolio Manager, Traders, Research Analysts and any member on any of their respective teams, including Administrative Assistants.

“Beneficial Interest” means, for the purposes of the Code, a person’s right to profit or share in the profit from investments held in an account. In general, an Access Person is regarded as having a direct or indirect Beneficial Interest in securities held in his / her name, as well as:

a)	in the name of an Immediate Family Member;

b)	in his / her name as trustee for himself / herself or for his / her Immediate Family Member;

c)	in a trust in which he / she has a Beneficial Interest or is the settlor with a power to revoke;

d)	by another person and he / she has a contract or an understanding with such person that the securities held in that person's name are for his or her benefit;

e)	in the form of acquisition rights of such security through the exercise of warrants, options, rights, or conversion rights;

f)	by a partnership of which he / she is a member;

g)	by a corporation which he / she uses as a personal trading medium;

h)	by a holding company which he / she controls; or

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i)	any other relationship in which a person would have beneficial ownership under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934[1] and the rules and regulations thereunder, except that the determination of direct or indirect Beneficial Interest shall apply to all securities which an Access Person has or acquires.

Any Access Person who wishes to disclaim a Beneficial Interest in any securities must submit a written request to Green Court Capital Management Compliance explaining the reasons therefore. Any disclaimers granted by Green Court Capital Management Compliance must be made in writing. Without limiting the foregoing, if a disclaimer is granted to any Access Person with respect to an account of an Immediate Family Member, the provisions of this Code applicable to such employee shall not apply to the Immediate Family Member for which such disclaimer was granted. However, if the Immediate Family Member whose account was disclaimed is also an employee of Green Court Capital Management, the sections of this Code applicable to employees would still be applicable to the employee’s Immediate Family Member.

“Client” means any investment account, including, but not limited to, any Green Court Capital Management funds, other commingled investment vehicle and separate account for which Green Court Capital Management provides investment advice, management or exercises discretion.

“Compliance Database” means Green Court Capital Management’s proprietary employee compliance database managed by Green Court Capital Management’s Compliance Department. Compliance Database facilitates the reporting and monitoring of a number of key compliance requirements including: Green Court Capital Management’s annual affirmations; tracking of employee private placement investments, outside accounts, outside activities and political contributions.

“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Generally, any person who owns beneficially, either directly or through one or more controlled companies, more than 25 percent of the voting securities of a company shall be presumed to control such company.

“Covered Account” means any custody or trading account held in the name of an Access Person in which the Access Person has, or is deemed to have, a Beneficial Interest, including investments held outside of an account over which an Access Person has physical control, such as a stock certificate.

“Covered Security” means:

1 http://www.sec.gov/rules/final/2011/34-64628.pdf

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a)	Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing;

b)	an interest in any Green Court Capital Management funds; and

c)	an interest in any Exchange Traded Fund or closed-end fund.

The term Covered Security does not include:

a)	any security which represents the direct obligation of the government of any developed country, such as Hong Kong, Singapore, Australia and the United States, its territories or states or Related Securities thereof, (including short term debt securities that are government securities within the meaning of the law);

b)	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short- term debt instruments including repurchase agreements; and

c)	Shares issued by registered open-end investment companies for which any Green Court Capital Management does not act as investment manager, adviser or sub-adviser.

d)	Investment Linked Insurance Products

“De minimis Restitution” means price restitutions that result in less than USD1,000 (or local currency equivalent) collectively or, where the gain to be received by each underlying Client account is less than USD100.

“Disinterested Director/Trustee” means a person who serves as director/trustee (including those independent directors) of a Green Court Capital Management fund and is not otherwise affiliated with a Green Court Capital Management fund.

“Domestic Partnership” means an interpersonal relationship between two individuals who live together and share a common domestic life (“Domestic Partners”)2

2 The above definition is being used solely for purposes of this Code of Ethics and should not be construed as the applicable definition for other purposes (e.g., employee benefits).

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“Exchange Traded Fund” means a fund which trades on a stock exchange.

“Exempt Transactions” means transactions that may be exempt from certain provisions of the Code such as, pre-clearance, minimum holding periods, or blackout periods. Exempt Transactions are not exempt from the general provisions of the Code including reporting requirements. The following have been defined as Exempt Transactions:

a)	Transactions in Managed Accounts.

b)	Transactions made automatically in accordance with a predetermined schedule and allocation, such as part of a dividend reinvestment plan (“DRIP”).

c)	An involuntary purchase effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of rights so acquired.

d)	The acquisition or disposition of securities through stock dividends, stock splits, reverse stock splits, mergers, margin calls, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

e)	A transaction by a Green Court Capital Management fund Disinterested Director/Trustee unless at the time of such transaction, the Disinterested Green Court Capital fund Director/Trustee, knew or should have known that, during the fifteen calendar day period immediately preceding or, after the date of the transaction by the Disinterested Director/Trustee, such security was purchased or sold by the Green Court Capital Management fund or was being considered for purchase or sale for Client.

f)	Transactions in the following broad-based security indices: HSI, STI, S&P 500, NASDAQ, 7-10 Year Treasury Bond Index, 20+ Year Treasury Bond Index, Russell 2000 and Dow Jones Industrial Average.

g)	Transactions in the broad-based security indices tracking ETFs

h)	Direct obligations of the Government of developed countries such as Hong Kong,Singapore, Australia and the United States

i)	Other transactions designated in writing by Green Court Capital Management Compliance.

“Fund” means any investment company, unit trust, mutual fund or other collective investment vehicle.

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“Green Court Capital Management” or “GCCM” means Green Court Capital Management Limited, Green Court Capital Management Singapore Pte. Limited, and Green Court Capital Management Consulting (Shanghai) Company Limited.

“GCCM Compliance” means the Compliance function of Green Court Capital Management.

“GCCM Fund” means any funds, for which any GCCM is the investment manager, investment adviser or sub-adviser.

“Immediate Family Member” means:

a)	An Access Person’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, Domestic Partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in- law, including adoptive relationships; and

b)	Any other relative or person who shares the same household as the Access Person and to whom the employee provides material financial support and is deemed to be an Immediate Family Member by GCCM Compliance.

“Limited Access Person” means an Access Person’s Immediate Family Member who would otherwise be an Access Person but who is determined by GCCM Compliance to be a Limited Access Person considering factors including, but not limited to, whether the Immediate Family Member shares the same household as the Access Person and is financially dependent on the Access Person.

“Limited Access Person Account” means an account in the name of a Limited Access Person. A Limited Access Person Account may be treated as a Managed Account at the discretion of the GCCM Compliance.

“Managed Account” means a Covered Account where full control and investment discretion has been delegated pursuant to an investment advisory agreement that includes the payment of a management fee to: 1) an unrelated third party investment manager, or 2) a GCCM portfolio management team of which the employee is not a member.

“Private Placement” means an offering that is exempt from registration under the Securities laws such as the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505 or 506 under the Securities Act.

“Related Client” means a Client account, including a proprietary account consisting of seed capital during the incubation period, for which an Advisory Person or the portfolio management team of which the Advisory Person is a member, has or is deemed to have, investment decision- making authority or is responsible for maintaining and/or reviewing information pertaining to the account.

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“Related Issuer” means an issuer with respect to which an Advisory Person or their Immediate Family Member: (i) has a material business relationship with such issuer or any promoter, underwriter, officer, director, or employee of such issuer; or (ii) is an Immediate Family Member of any officer, director or senior management employee of such issuer.

“SEC” means the United States Securities and Exchange Commission.

“SFC” means the Hong Kong Securities and Futures Commission.

“SFO” means Hong Kong Securities and Futures Ordinance

“Security Held or to be Acquired by a Client” means any Covered Security that within the most recent fifteen (15) days:

a)	is or has been held by a Client, or

b)	is being or has been considered by GCCM for purchase by such Client.

“U.S.” means the United States of America.

“U.S. Federal Securities Laws” means, where applicable, Securities Act of 1933, Securities Exchange Act of 1934, Trust Indenture Act of 1939, Investment Company Act of 1940, Investment Advisers Act of 1940, Sarbanes-Oxley Act of 2002, Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Jumpstart Our Business Startups Act of 2012 and other applicable rules and regulations.

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B. General Prohibitions

No Access Person, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a Client, shall:

•	Employ any device, scheme or artifice to defraud any Client;

•	Make any untrue statement of a material fact to any Client or omit to state to such Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any Client;

•	Engage in any manipulative practice with respect to any Client;

•	Engage in any transaction in a security while in possession of material nonpublic information regarding the security or the issuer of the security; or

•	Engage in any transaction intended to raise, lower, or maintain the price of any security or to create a false appearance of active trading.

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C. Code Policies relating to personal investment activities

1. Initial Public Offerings

Access Persons are generally prohibited from acquiring a direct or indirect Beneficial Interest in any equity security in an initial public offering.

2. Insider Trading

GCCM has adopted an Information Barrier Policy and related MNPI Procedures (together refer to as the “Insider Trading Policy and Procedures”). All Access Persons are required to be familiar with the Insider Trading Policy and Procedures and shall certify, on an annual basis, that they have read, understood and complied with the requirements of this Code and the Insider Trading Policy and Procedures.

3. Transactions in Restricted List Securities

Access Persons may obtain material non-public information (“MNPI”) or establish special or “insider” relationships with one or more issuers of securities (e.g., an employee may become an officer or director of an issuer, a member of a creditor committee that engages in material negotiations with an issuer, and so forth). In such cases, the Access Person should keep in mind that he/she is subject to the Insider Trading Policy and Procedures.

4. Private Placements

Access Persons may not acquire a direct or indirect Beneficial Interest in any Private Placement without prior written approval from GCCM Compliance and such other persons as may be required. Private Placements include, but are not limited to, any interest in a hedge fund, private equity vehicle or other similar private or limited offering investment.

Approval of a Private Placement shall take into account, among other factors, whether: i) the investment opportunity should be reserved for a Client, and ii) the opportunity is being offered to the individual by virtue of his or her position with GCCM, his or her relationship with the Client or the issuer of the Private Placement. Additional capital investments (other than capital calls related to the initially approved investment) in a previously approved Private Placement require a new approval.

Advisory Persons who hold a previously approved Private Placement and are subsequently involved, or play a part in the consideration of the same Private Placement as an investment for a Related Client, must inform GCCM Compliance of their personal investment (or their Immediate Family Member’s investment). The decision to investment in the Private Placement for a Related Client will be determined by GCCM Compliance and other relevant parties as deemed necessary for the review process.

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Access Persons’ private placement redemptions are subject to review and approval by GCCM Compliance.

5. Dissemination of Client Information

Access Persons are prohibited from revealing material information relating to current or anticipated investment intentions, portfolio transactions or activities of Client except to persons whose responsibilities require knowledge of such information.

6. Related Issuer

Advisory Persons are required to disclose to the Legal and Compliance Department when they play a part in any consideration of an investment by a Client in a Related Issuer. The decision to purchase securities of the Related Issuer for a Client will be determined by the Legal and Compliance Department and other relevant parties as deemed necessary for the review process.

7. Trading Opposite Clients

No Advisory Person or Advisory Person of a Fund may execute transactions in a Covered Security held in a Covered Account that would be on the opposite side of any trade in a Related Client account that was executed within 5 business days prior to the trade in the Covered Account ("Opposite Side Trade"). For example, if an Advisory Person executes a purchase of shares of Company XYZ on Monday, March 1st for a Related Client account(s), that Advisory Person and their team will be prohibited from executing a sale of shares of Company XYZ for their Covered Accounts between the time when the Related Client order was submitted on Monday, March 1st through the close of trading on Monday, March 8th.

Notwithstanding the foregoing, an Advisory Person or Advisory Person of a GCCM Fund (or their team member) may execute an Opposite Side Trade for the following reasons:

•	to capture a gain or loss for tax purposes;

•	the Advisory Person or Advisory Person of a GCCM Fund sold the security for the Related Client account in order to raise cash;

•	securities transactions effected in Blind Trusts;

•	securities transactions that are non-volitional on the part of the Advisory Person or Advisory Person of a GCCM Fund. Non-volitional transactions include shares obtained or redeemed through a corporate action (e.g. stock dividend) or the exercise of rights issued by an issuer pro rata to all holders of a class of securities; or

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•	other such exceptions as may be granted by GCCM Compliance

8. Limitations on Short and Long Positions

Advisory Persons are not permitted to: a) sell short any security (or any derivative having the same economic effect as a short sale) that they hold or intend to hold for a Related Client; or b) buy a long position in a security (or any derivative having the same economic effect as holding a long position) if they have or intend to create a short position in the same security for a Related Client. Notwithstanding the foregoing, certain types of transactions may be permitted with prior approval from GCCM Compliance and the Senior Portfolio Manager (or designee).

Any approvals granted will not relieve the Advisory Person from being subject to Price Restitution.

9. Transactions in Interests of GCCM Fund

a)	All trading in interests of a GCCM Fund is subject to the terms of the offering documents.

b)	No Access Person may engage in excessive trading or market timing in any interest of any GCCM Fund.

10. Sanctions

GCCM shall have the authority to impose sanctions for violations of this Code. Such sanctions may include a letter of censure, suspension or termination of the employment of the violator, forfeiture of profits, forfeiture of personal trading privileges, forfeiture of gifts, price restitution, or any other penalty deemed to be appropriate.

11. Violations

Access Persons must report apparent or suspected violations in addition to actual or known violations of the Code to GCCM Compliance. Access Persons are encouraged to seek advice from GCCM Compliance with respect to any action or transaction which may violate this Code and to refrain from any action or transaction which might lead to the appearance of a violation. The types of reporting that are required under this Code include:

•	Non-compliance with applicable laws, rules, and regulations;

•	Fraud or illegal acts involving any aspect of GCCM’s business;

•	Material misstatements in regulatory filings, internal books and records, client records or reports;

•	Activity that is harmful to Clients, including fund investors; and

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•	Deviations from required controls and procedures that safeguard Clients and GCCM.

D. Reporting Requirements

1. Reports by Access Persons

a)	Initial Disclosure

(i)	All Access Persons must disclose their Covered Accounts within 10 calendar days of becoming an Access Person. The initial holdings disclosure must include all Covered Accounts in which the Access Person has a direct or indirect Beneficial Interest. Access Persons may satisfy this requirement by providing copies of their account statements for all Covered Accounts to GCCM Compliance (as applicable).

(ii)	The information provided must be current as of a date no more than 45 days prior to the date the person became an Access Person.

(iii)	Access Persons will be provided with a copy of the Code and be required to acknowledge receipt of the Code.

b)	Quarterly Confirmation

(i)	On a quarterly basis, Access Persons are required to review the information on the Compliance Database and confirm the details of their Covered Accounts.

c)	Annual Disclosure

(i)	On an annual basis, Access Persons must affirm that all Covered Accounts and Outside Business Activities have been reported and are reflected on the Compliance Database.

(ii)	Access Persons are required to certify that they have read, understand, and complied with the Code and the relevant GCCM Policies and Procedures, and have disclosed or reported all personal investment transactions, holdings and accounts required to be disclosed or reported pursuant to the requirements of the Code.

2. Reports by Disinterested Directors/Trustees

A director/trustee of a GCCM Fund who is not an "interested person" of the GCCM Fund within the meaning of section 2(a)(19) of the Company Act, and who would be required to make a report solely by reason of being a GCCM Fund director/trustee, need not make:

a)	An initial holdings disclosure and annual holdings disclosure under Section D(1)(a) and (c) above; and

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b)	A quarterly confirmation under Section D(1)(b) above, unless the director/trustee knew or, in the ordinary course of fulfilling their official duties as a GCCM Fund director/trustee, should have known that during the 15-day period immediately before or after the director/trustee’s transaction in a Covered Security, the GCCM Fund purchased or sold the Covered Security, or the GCCM Fund or its investment adviser considered purchasing or selling the Covered Security.

3. Excluded Accounts

The following types of account are not Covered Accounts or subject to the restrictions of the Code:

a)	open-ended funds, which are authorised/registered for sale to the public and not managed by GCCM;

b)	estate or trust accounts where there is a beneficial ownership but no power to affect investment decisions;

c)	direct investment programs, which allow the purchase of securities directly from the issuer without the intermediation of a broker dealer provided that the timing and size of the purchases are pre-arranged;

d)	an account held by a Access Person’s Immediate Family Member, in which the Access Person has NO beneficial interest and over which the Access Person has NO control or influence. After declaring his/her Immediate Family Member’s trading account(s) to GCCM Compliance in an Initial/ Annual Declaration Form (during the Initial/ Annual Declaration exercise), the Access Person must then should provide a written confirmation to GCCM Compliance stating that he/she has no beneficial interest in, nor control or influence over, the account. Upon receipt of the written confirmation, GCCM Compliance may exercise its discretion to allow the account to be exempted from the requirements in the Code; and

e)	managed accounts.

However, the existence of all such accounts must be disclosed to GCCM Compliance in accordance with requirements of the Code. In addition, copies of any statements for any managed accounts, mutual fund only accounts or dividend reinvestment plans must be made available for review at the specific request of GCCM Compliance.

4. Notification of Reporting Obligations

GCCM Compliance will identify all Access Persons who are required to make reports under the Code and inform them of their reporting obligations.

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E. Code Procedures

1. Maintenance of Covered Accounts

An Access Person must obtain pre-approval from GCCM Compliance for: (i) maintaining existing Covered Accounts upon joining GCCM; and (ii) opening any new Covered Account.

An Access Person should also arrange, where possible, for GCCM Compliance to receive, directly from his/her broker-dealer, bank and/or other financial intermediary, duplicate copies of each confirmation and periodic statement issued by such financial intermediary in respect of each such Covered Account. If an Access Person is not able to arrange for duplicate confirmations and periodic statements to be sent, the Access Person should notify GCCM Compliance and ensure that:

(i)	confirmations are delivered to GCCM Compliance immediately following receipt by the Access Person; and

(ii)	periodic statements are delivered to GCCM Compliance within a reasonable time and normally no later than thirty (30) calendar days after the close of each calendar month.

For those jurisdictions such as Singapore where periodic statements may not be provided by the broker-dealer, bank or other financial intermediary, a quarterly confirmation by the Access Persons will be required.

2. Pre-Clearance of Covered Security Transactions

Unless an exemption applies, any transaction in a Covered Security (“Covered Security Transaction”) in which an Access Person has or acquires a Beneficial Interest must be pre-cleared. No order for a Covered Security Transaction for which pre-clearance authorization is required may be placed before such Covered Security Transaction has been authorized by GCCM Compliance. Approvals are valid for 24 hours only.

In some cases, GCCM Compliance may refuse to authorize a Covered Security Transaction for a reason that is confidential. GCCM Compliance is not required to give an explanation for refusing to authorize any Covered Security Transaction.

If the order for a Covered Security Transaction is not placed within that period, a new authorization must be obtained before the Covered Security Transaction can be placed. Similarly, if the Covered Security Transaction is placed but has not been executed before the authorization expires (as, for example, in the case of a limit order), a new authorization is necessary.

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Covered Accounts of any Access Person are prohibited from trading any classes of instruments that are part of the investable investment universe of the Client. The investable investment universe includes but is not limited to Chinese companies listed in Hong Kong or elsewhere, China A shares, China B shares, H-Shares, Red Chips etc.

Access Persons should also observe the restrictions for the instruments on the GCCM Restricted List.

Exceptions from Pre-clearance Requirement

(i)	Exempt Transactions; and

(ii)	Other securities designated in writing by GCCM Compliance.

3. Blackout Period

An Access person may not buy or sell a Covered Security on a day during which any GCCM Client accounts execute either a “buy” or “sell” order in the same security (“Same Day Blackout Period”).

For Advisory Persons, they should not buy or sell an investment for their Covered Account within 1 trading day before (if the relevant person is aware of a forthcoming Client transaction) or after trading in that investment on behalf of a Client.

4. Price Restitution

a)	Same Day Price Restitution

(i)	Access Persons

If an Access Person purchases or sells a Covered Security in a Covered Account and a Client purchases or sells the same security during the same day, the Access Person may not receive a more favorable price than that received by the Client.

(ii)	Limited Access Persons

If an Advisory Person purchases or sells a Covered Security in the Limited Access Person Account and such Advisory Person purchases or sells the same security during the same day for a Related Client, the Limited Access Person Account may not receive a more favorable price than that received by the Related Client.

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(iii)	For the avoidance of doubt, a “purchase” includes a long buy, as well as a cover short, and a “sell” includes a long sell, as well as a short sale.

b)	5/ 1 Price Restitution – Advisory Persons

(i)	If an Advisory Person purchases or sells a Covered Security within five (5) business days prior, or one (1) business day subsequent to a Related Client (“5/1 Price Restitution”), the Advisory Person may not receive a more favorable price than that received by the Related Client.

(ii)	Certain Limited Access Person Accounts may be subject to the 5/1 Price Restitution.

(iii)	For the avoidance of doubt, a “purchase” includes a long buy, as well as a cover short, and a “sell” includes a long sell, as well as a short sale.

c)	Price Restitution Execution

(i)	Price restitution will generally be executed when there is a total gain of at least USD1000 from the difference in price received by the Access Person vs. the Related Client(s), and a gain of at least USD100 to each underlying Client Account.

(ii)	With respect to the GCCM Funds, GCCM Compliance reserves the right to review the individual restitutions below USD1000 and may require payment of these amounts if facts and circumstances warrant.

(iii)	Where restitution is required, preference shall be to provide the economic benefit to Clients where operationally, contractually or legally permitted. Where otherwise not feasible or permitted, restitution may be made by transfer, wire or check and shall be remitted to GCCM for donation to a charitable organization designated by GCCM.

d)	Exceptions to Price Restitution

(i)	Exempt Transactions.

(ii)	De minimis Restitution.

(iii)	Transactions in non-Covered Securities.

(iv)	Transactions arising through hedged options trading.

(v)	Transactions in the Firm’s retirement contribution program.

(vi)	Certain transactions related to the initial investment of a Related Client account or investments made as a result of additional funds contributed to an existing Related Client account communicated to GCCM Compliance.

(vii)	Other exceptions designated in writing by GCCM Compliance.

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5. Holding Periods

a)	Thirty (30) Day Holding Period

All securities positions, including both long and short positions, established in any Covered Account must be held for at least 30 calendar days (beginning on the day of the transaction) measured on a Last In-First Out (“LIFO”) basis.

b)	Sixty (60) Day Holding Period

Access Persons are required to hold interests in any GCCM Fund for at least 60 days, measured on a LIFO basis. After the holding period has lapsed, Fund shares may be redeemed or exchanged; however, any subsequent subscription or exchange of such shares will result in a new 60-day holding period.

c)	Exceptions to the Holding Periods

Any requests for exceptions to the above holding periods must be submitted to GCCM Compliance.

6. Code Procedures Monitoring

GCCM Compliance will conduct post-trade monitoring of the personal investment activity of each Access Person to ascertain that such activity complies with this Code and, where required, that Access Persons have obtained the necessary pre-trade approvals as may be applicable.

GCCM Compliance reports the results of its monitoring to the GCCM Operating Group. GCCM Compliance is responsible for reviewing the results of any investigation of any reported or suspected violation of the Code.

F. Gifts and Entertainment

Gifts and Entertainment provided by GCCM to clients, prospective clients, vendors, suppliers, consultants and others with whom GCCM conducts business can strengthen business relationships yet may also create actual or apparent conflicts of interest. Accordingly, it is best practice to monitor the provision and receipt of all such Gifts and Entertainment.

There are a few guiding principles which all employees should follow in regards to Gift and Entertainment.

•	No Gifts or Entertainment should be solicited

•	No Cash or cash equivalents should be offered or accepted

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•	All Gifts and Entertainment that are received or offered should be for a clear business purpose

•	Business gifts and entertainment should not be excessive, inappropriate or intended to inappropriately influence the recipient.

Access Persons are generally prohibited from providing or receiving any gift or other item of value to or from any one person or entity that does business with GCCM without prior approval from GCCM Compliance and/or the Anti-Corruption Officer. Generally, promotional items valued at USD25 or less do not require prior approval although certain recipients may be subject to stricter gift limits under state rules or rules applicable to ERISA fiduciaries. GCCM has adopted gift and entertainment policies to which all employees are subject. The detailed requirements are covered under the Green Court Capital Management Anti-Corruption Policy and Procedures.

For a gift to be provided to commercial partner above USD25, GCCM employees are required to obtain pre-approval from the GCCM Compliance.

G. Outside Business Activities

Access Persons are prohibited from serving on the board of directors of any public or private company without prior written approval from GCCM Compliance. Please refer to the Green Court Capital Management Outside Business Activities Policy for further details.

H. Administration

1.	All Access Persons must be presented with a copy of this Code upon commencement of employment and any amendments thereafter.

2.	All Access Persons are required to read this Code and to acknowledge in writing that they have read, understood and agreed to abide by this Code, upon commencement of employment and on an annual basis thereafter. In addition, Access Persons are required to read and understand any amendments thereto.

3.	All Access Persons are required to provide to and maintain with GCCM Compliance a list of their Covered Accounts.

4.	Access Persons who violate the rules of this Code are subject to sanctions (see Section C 10).

5.	Nothing contained in this Code shall be interpreted as relieving any Access Person from acting in accordance with the provisions of any applicable law, rule or regulation or any other statement of policy or procedure governing the conduct of Access Persons.

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6.	If any Access Person has any question with regard to the applicability of the provisions of this Code generally or with regard to any personal investment transaction, he or she should consult with GCCM Compliance.

7.	GCCM Compliance may grant exceptions to the requirements of this Code based upon individual facts and circumstances. Exceptions granted will be documented and retained in accordance with record-keeping requirements. Exceptions will not serve as precedent for additional exceptions, even under similar circumstances.

8.	GCCM Compliance is responsible for ensuring that Access Persons receive appropriate training regarding the Code.

9.	GCCM Compliance will review the Code not less than annually to ensure that it continues to be reasonably designed to address conflicts that may arise from the personal investment activities of Access Persons.

I. Recordkeeping

GCCM shall maintain the following records:

1.	A copy of this Code and any prior versions of the Code, which have been in effect within the previous five years.

2.	Any record of any violation of this Code and any action taken as a result of the violation. These records shall be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs.

3.	A copy of each report made by an Access Person as required by this Code, including any information provided in lieu of the monthly reports. These records shall be maintained for a period of at least five years after the end of the fiscal year in which the report is made or the information provided, the first two years of which in an easily accessible place.

4.	A record of all persons, currently or within the past five years, who are or were required to make reports under this Code, or who are or were responsible for reviewing these reports. These records shall be maintained in an easily accessible place.

5.	A copy of each decision to approve an acquisition by an Access Person of any Private Placement. These records must be maintained for at least five years after the end of the fiscal year in which the approval is granted.

6.	A copy of the training record in respect of this Code.

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